UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modifications to Rights of Security Holders

Series A Warrants

As previously reported, on October 15, 2014, the Company completed the sale of 1,322,500 units in connection with its initial public offering, with each unit consisting of one share of common stock of the Company and one Series A Warrant.  The Series A Warrants include a provision which provides that the exercise price of the Series A Warrants will be adjusted in connection with certain equity issuances by the Company.  On March 2, 2015, the Company issued certain units of the Company in connection with a public offering (the “Offering”). The consummation of the Offering is an issuance which triggers an adjustment to the exercise price of the Series A Warrants.  Therefore, on March 2, 2015, the exercise price for the Series A Warrants was adjusted from $7.00 to $2.20.

Class A Warrants

As previously reported, on July 30, 2014, the Company completed the sale of Class A Warrants entitling the holders of the Class A Warrants to purchase shares of common stock of the Company. As of December 31, 2014, the Company had outstanding Class A Warrants to purchase 2,041,239 shares of common stock of the Company. The Class A Warrants include a provision which provides that the exercise price of the Class A Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Offering is an issuance which triggers an adjustment to the exercise price of the Class A Warrants.  Therefore, on March 2, 2015, the exercise price for the Class A Warrants was adjusted from $4.92 to $2.20.

Series D Warrants

As previously reported, in October 2014 upon the closing of the Company’s initial public offering, warrants to purchase shares of Series D preferred stock of the Company were converted into 36,000 warrants to purchase common stock of the Company (the “Series D Warrants”). The Series D Warrants include a provision which provides that the exercise price of the Series D Warrants will be adjusted in connection with certain equity issuances by the Company. The consummation of the Offering is an issuance which triggers an adjustment to the exercise price of the Series D Warrants. Therefore, on March 2, 2015, the exercise price of the Series D Warrants was adjusted from $5.00 to $2.20.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: March 5, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

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